Exhibit 99.1

TRANSCEPT PHARMACEUTICALS REPORTS

FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

Conference call scheduled for 5:00 PM Eastern time today

Point Richmond, Calif., March 23, 2010 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience, today announced financial results for the three months and twelve months ended December 31, 2009.

Transcept reported cash, cash equivalents and marketable securities of $88.90 million at December 31, 2009, which it believes will be sufficient to address the anticipated issues relating to the resubmission of the Intermezzo® NDA.

Fourth Quarter 2009 Financial Results

Transcept recorded $3.13 million of revenue for the three month period ended December 31, 2009, related to recognition of a portion of the $25 million non-refundable license fee received from Purdue Pharmaceutical Products L.P. (Purdue) in connection with the collaboration agreement for commercialization of Intermezzo® in the United States. Transcept is recognizing the $25 million license fee over a 24 month period that commenced in August 2009. There was no revenue for the three month period ended December 31, 2008.

Research and development expense for the quarter ended December 31, 2009 was approximately $2.40 million, compared to approximately $1.54 million for the same period in 2008. The increase is primarily attributable to the expensing of tooling charges related to the previous Intermezzo® packaging design as well as expenses incurred to design new Intermezzo® packaging. The increase was partially offset by payroll related savings due to the reduction in force announced in August 2009. Research and development expense included non-cash stock compensation expense of approximately $27,000 for the quarter ended December 31, 2009 and approximately $59,000 for the quarter ended December 31, 2008.

General and administrative expense for the quarter ended December 31, 2009 was approximately $2.98 million, compared to approximately $2.56 million for the same period in 2008. The increase consists primarily of higher personnel costs due to new hires as a result of becoming a publicly traded company and an increase in operating expenses associated with write-downs of unused office space. These increases were partially offset by a reduction in marketing related expense during the second half of 2009 as Purdue assumed these responsibilities in accordance with our collaboration agreement. General and administrative expense included non-cash stock compensation expense of approximately $257,000 for the quarter ended December 31, 2009, as compared to approximately $119,000 for the quarter ended December 31, 2008.

Net loss for the quarter ended December 31, 2009 was approximately $2.34 million or $0.18 per share (basic and diluted), compared to a net loss of approximately $6.12 million or $13.66 per share (basic and diluted) for the quarter ended December 31, 2008. The weighted average shares used to calculate basic and diluted net loss per share were 13,356,896 and 448,333 for the quarters ended December 31, 2009 and December 31, 2008, respectively. At December 31, 2009, there were 13,384,247 common shares outstanding and 1,896,343 outstanding options, warrants and common stock subject to repurchase.

Year ended December 31, 2009 Financial Results

Cash, cash equivalents and marketable securities totaled $88.90 million at December 31, 2009.

Revenue for the year ended December 31, 2009 was $5.21 million related to recognition of a portion of the $25 million non-refundable license fee received from Purdue in connection with the signing of our collaboration agreement, compared to no revenue for the year ended December 31, 2008.

Research and development expense for the year ended December 31, 2009 was approximately $9.01 million, compared to approximately $10.38 million for the same period in 2008. The $1.37 million decrease is primarily attributable to lower Intermezzo® development costs, the majority of which were incurred prior to the submission of the Intermezzo® NDA on September 30, 2008. Research and development expense included non-cash stock compensation expense of approximately $418,000 for the year ended December 31, 2009 and approximately $251,000 for the year ended December 31, 2008.

General and administrative expense for the year ended December 31, 2009 was approximately $16.05 million, compared to approximately $7.92 million for the same period in 2008. The $8.13 million increase consists primarily of higher personnel costs and professional fees to operate as a publicly traded company, professional fees to negotiate our collaboration agreement with Purdue, increased market research and marketing personnel expense incurred prior to the start of our collaboration agreement with Purdue, and an increase in operating expense associated with write-downs of unused office space. General and administrative expense included non-cash stock compensation expense of approximately $950,000 for the year ended December 31, 2009, as compared to approximately $387,000 for the year ended December 31, 2008.

Year-to-date merger related transaction costs of approximately $2.22 million were expensed during the first quarter of 2009.

Net loss for the year ended December 31, 2009 was approximately $21.80 million or $1.79 per share, compared to a net loss of approximately $19.96 million or $49.77 per share for the year ended December 31, 2008. The weighted average shares used to calculate net loss per share were 12,165,987 and 401,080, respectively, for the years ended December 31, 2009 and 2008.

Financial Guidance

General and administrative expense declined from approximately $3.84 million in the quarter ended September 30, 2009 to approximately $2.98 million in the quarter ended December 31, 2009. During the first half of 2010, we anticipate that baseline general and administrative expense will remain substantially in line with the expense reported for the quarter ended December 31, 2009.

Research and development expense was approximately $2.14 million in the quarter ended September 30, 2009 and approximately $2.40 million in the quarter ended December 31, 2009. During the first half of 2010, we anticipate baseline research and development expense will remain substantially in line with the expense reported for the quarters ended September 30, 2009 and December 31, 2009.

As described below, Transcept is anticipating further feedback from the FDA with regard to the activities necessary to resubmit the Intermezzo® NDA. To support such activities, Transcept expects to incur research and development expense that is in addition to baseline research and development expense during 2010.

With cash, cash equivalents and marketable securities of $88.90 million at December 31, 2009, Transcept believes it has sufficient financial resources to address the anticipated issues relating to the resubmission of the Intermezzo® NDA.

Intermezzo® Regulatory Summary

Transcept is seeking FDA approval of Intermezzo® (zolpidem tartrate sublingual tablet) for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. Transcept is currently in the process of addressing issues raised in the October 28, 2009 Complete Response Letter from the FDA regarding the Intermezzo® New Drug Application (NDA).

Transcept met with the FDA on January 20, 2010, to discuss the Complete Response Letter to the Intermezzo® NDA. The FDA indicated that the Transcept plan to employ a single unit dose package appeared to reduce the potential for inadvertently taking more than one Intermezzo® dose in a single night. However, the FDA expressed a remaining concern that the revised packaging may not adequately reduce the risk of dosing with less than four hours of time remaining in bed, with particular regard to the possibility of impaired driving. To address this issue, on February 16, 2010, Transcept submitted a proposal to the FDA to conduct a highway driving study to evaluate the effect of Intermezzo® on driving ability at three hours and four hours after dosing Intermezzo®.

During the January 20, 2010 meeting, Transcept and the FDA also reviewed the types of data that could support the evaluation of the proposed packaging and instructions, including data from pre-approval assessments of patient understanding of dosing instructions and a potential patient use study of the new Intermezzo® packaging. As part of its February 16 proposal, Transcept included information on the challenges and limitations of pre-approval patient use studies, and submitted a plan to assess and optimize patient understanding of the new packaging and patient instructions.

The FDA agreed to review the Transcept February 16 proposal and consider its adequacy to support the potential approval of Intermezzo®. Transcept has not yet received feedback from the FDA regarding this proposal, and plans to provide an update, as appropriate, after it receives such feedback.

Conference Call and Webcast Information

Transcept will host a conference call and webcast on Tuesday, March 23, 2010, at 5:00 p.m. EDT, to discuss fourth quarter and full year 2009 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on April 23, 2010. A playback of the call will be available through April 23, 2010, by dialing 800-642-1687 (U.S.) or 706-645-9291 (International), replay passcode: 60018524.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), for which a New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) in September 2008 seeking approval as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA on the Intermezzo® NDA and is working to respond to issues raised in the letter. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. For further information, please visit the Transcept website at: www.transcept.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to expectations with respect to the following: the ability of Transcept to successfully obtain direction from the FDA in a timely manner that will effectively guide Transcept in support of its plans to resubmit the Intermezzo® NDA; the ability of Transcept to resubmit the Intermezzo® NDA to the FDA with sufficient data and other content to warrant FDA approval to market the drug candidate in its intended indication; the sufficiency of Transcept cash resources to cover a range of potential additional expenses that may be required to address the anticipated issues relating to the resubmission of the Intermezzo® NDA; and financial guidance with respect to general and administrative expenses and research and development expenses. Transcept may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including risks related to the following: the willingness and ability of the FDA to provide reliable guidance that will enable Transcept to make effective decisions in support of the Intermezzo® NDA; the ability of Transcept to design or successfully carry out additional safety studies in support of potential resubmission of an NDA for Intermezzo®; the sufficiency of the content in the planned resubmission in support of the Intermezzo® NDA; a decision by Purdue to terminate the Purdue collaboration agreement, even if the Intermezzo® NDA is approved; unforeseen costs related to efforts in support of FDA approval, general and administrative expenses, other research and development expenses and the business of Transcept generally; and dependence on third parties to manufacture Intermezzo® and carry out clinical trials of Intermezzo®. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.

Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Revenue:
License fee revenue	$3,125	$—	$5,208	$—
Operating expenses:
Research and development	2,397	1,536	9,005	10,381
General and administrative	2,978	2,559	16,050	7,924
Merger related transaction costs	—	1,967	2,224	1,967

Total operating expenses	5,375	6,062	27,279	20,272

Loss from operations	(2,250)	(6,062)	(22,071)	(20,272)
Interest income	42	60	282	742
Interest expense	(4)	(147)	(179)	(766)
Other income (expense), net	(132)	30	168	337

Net loss	$(2,344)	$(6,119)	$(21,800)	$(19,959)

Basic and diluted net loss per share	$(0.18)	$(13.66)	$(1.79)	$(49.77)

Weighted average shares outstanding	13,357	448	12,166	401

Transcept Pharmaceuticals, Inc.

Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,031	$4,432
Marketable securities	71,871	7,251
Prepaid and other current assets	1,276	382
Restricted cash	200	200

Total current assets	90,378	12,265
Property and equipment, net	1,052	1,450
Goodwill	2,962	—
Other assets	826	66

Total assets	$95,218	$13,781

Liabilities, convertible preferred stock and stockholders’ equity (net capital deficiency)
Current liabilities:
Accounts payable	$728	$575
Accrued liabilities	2,383	1,468
Deferred revenue, short-term portion	12,500	—
Lease liability, short-term portion	429	—
Loan payable, short-term portion	45	3,347

Total current liabilities	16,085	5,390
Deferred revenue, long-term portion	7,292	—
Warrant liability	—	600
Deposit for stock purchase	41	88
Deferred rent	72	77
Lease liability, long-term portion	519	—
Loan payable, long-term portion	125	170
Other liabilities	13	—

Total liabilities	24,147	6,325
Convertible preferred stock: $0.001 par value; 7,593,091 shares authorized; 0 shares issued and outstanding at December 31, 2009; Series A - 60,212, Series B - 1,126,020, Series C - 2,838,091 and Series D - 3,325,647 shares issued and outstanding at December 31, 2008	—	71,037
Stockholders’ equity (net capital deficiency):
Preferred stock: 5,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock: $0.001 par value; 100,000,000 shares authorized; 13,384,247 and 454,676 shares issued and outstanding at December 31, 2009 and 2008, respectively	13	—
Additional paid-in capital	157,930	1,504
Accumulated deficit	(86,911)	(65,111)
Accumulated other comprehensive income	39	26

Total stockholders’ equity (net capital deficiency)	71,071	(63,581)

Total liabilities, convertible preferred stock and stockholders’ equity (net capital deficiency)	$95,218	$13,781

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com